EXHIBIT 99.1

Atreca Reports Second Quarter 2020 Financial Results and Recent Corporate Developments

SOUTH SAN FRANCISCO, Calif., Aug. 12, 2020 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the second quarter ended June 30, 2020, and provided an overview of recent developments.

“The second quarter was eventful for Atreca as we continue to execute on our various development objectives,” said John Orwin, Chief Executive Officer. “We recently presented preclinical data for ATRC-101 demonstrating that its novel target is induced by chemotherapeutics and further validating its novel mechanism of action. Our Phase 1b first-in-human study evaluating ATRC-101 continues to enroll patients and now has five trial sites active. In addition, our recently announced strategic collaboration with Xencor to develop bispecific T cell-engaging antibodies underscores the value of novel targets in oncology and the ability of our technology platform to attract weaponization partners. We believe these milestones, coupled with our strengthened financial position from the completion an equity financing in July, position us well for continued progress in the second half of 2020.”

Recent Developments and Highlights

  A Phase 1b first-in-human study evaluating ATRC-101 in patients with select solid tumor cancers is ongoing. Screening continues in the study and patients are currently being enrolled in the second dose cohort. To date, five clinical trial sites have been activated. Atreca expects to announce initial safety data from the study in late 2020 or early 2021. In addition to monotherapy expansion cohorts, clinical trials of ATRC-101 in combination with a PD-1 inhibitor and in combination with a chemotherapeutic are planned for 2021.

  Atreca hosted a webinar in June to present new preclinical data regarding the novel target and mechanism of action of ATRC-101, demonstrating both innate and adaptive immune system activation and target induction via chemotherapy.

  Atreca entered into a strategic collaboration and license agreement with Xencor, Inc. to research, develop and commercialize T cell-engaging bispecific antibodies as potential therapeutics in oncology. Under a three-year discovery program, Atreca will provide antibodies against novel tumor targets from which Xencor will engineer XmAb bispecific antibodies that also bind to the CD3 receptor on T cells. Up to two joint programs will be mutually selected for further development and commercialization, with each partner sharing 50 percent of costs and profits. Atreca and Xencor may also pursue up to two programs independently, with a mid-to high-single digit percent royalty payable on net sales.

  Atreca strengthened its financial position with the completion of a public equity offering in July 2020, resulting in net proceeds of approximately $117.5 million.

  Atreca appointed Ms. Kristine M. Ball to the Company’s board of directors. Ms. Ball brings more than 25 years of life sciences industry experience focused primarily on finance, corporate development and strategic planning.

  Atreca continues to collaborate with BeiGene, and IGM Biosciences on a potential novel antibody treatment for COVID-19.

Second Quarter 2020 Financial Results

  As of June 30, 2020, cash, cash equivalents and investments totaled $148.8 million. In addition, Atreca completed a public equity offering in July 2020 resulting in net proceeds of approximately $117.5 million, and after deducting the underwriting discounts and commissions and estimated offering expenses.

  Research and development expenses for the three months ended June 30, 2020 were $14.2 million, including non-cash share-based compensation expense of $1.8 million.

  General and administrative expenses for the three months ended June 30, 2020 were $6.5 million, including non-cash share-based compensation expense of $1.6 million.

  Atreca reported a net loss of $20.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.71, for the three months ended June 30, 2020.

About Atreca, Inc.
Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca’s platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements
This release contains forward-looking statements regarding our strategy and future plans, including statements regarding the development of ATRC-101 and our clinical and regulatory plans, and the timing thereof. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “will”, “believe,” “potential,” “continue,” “expects,” “planned,” “may,” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2020	2019

ASSETS

Current Assets
Cash and cash equivalents	$100,430	$157,954
Investments	43,088	14,663
Prepaid expenses and other current assets	5,112	3,502
Total current assets	148,630	176,119
Property and equipment, net	7,666	5,771
Long-term investments	5,311	10,799
Deposits and other	2,934	3,026
Total assets	$164,541	$195,715

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$1,060	$2,133
Accrued expenses	4,434	5,395
Other current liabilities	1,859	419
Total current liabilities	7,353	7,947
Capital lease obligations, net of current portion	29	53
Deferred rent	2,887	763
Other non-current liabilities	157	-
Total liabilities	10,426	8,763

Stockholders’ equity
Common stock	3	3
Additional paid-in capital	358,401	351,039
Accumulated other comprehensive income	216	16
Accumulated deficit	(204,505)	(164,106)
Total stockholders’ equity	154,115	186,952
Total liabilities and stockholders’ equity	$164,541	$195,715

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

($ amounts in 000's, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Expenses
Research and development	$14,180	$15,922	$28,390	$27,635
General and administrative	6,458	3,537	13,581	6,055
Total expenses	20,638	19,459	41,971	33,690
Interest and other income (expense)
Other income	403	1,021	634	1,186
Interest income	255	594	940	1,139
Interest expense	(1)	(2)	(2)	(4)
Preferred stock warrant liability revaluation	—	(73)	—	(123)
Loss on disposal of property and equipment	—	(2)	—	(7)
Loss before Income tax expense	(19,981)	(17,921)	(40,399)	(31,499)
Income tax expense	-	-	-	(1)
Net loss	$(19,981)	$(17,921)	$(40,399)	$(31,500)
Net loss per share, basic and diluted	$(0.71)	$(3.67)	$(1.44)	$(8.97)
Weighted-average shares used in computing
net loss per share, basic and diluted	28,144,714	4,888,987	28,082,930	3,512,606

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Sheryl Seapy, 213-262-9390
sseapy@w2ogroup.com